Exhibit 99.1

Contacts:

Investor Relations:

Angela White
ir@vistaprint.com
781-652-6480

Media Relations:

Jason Keith
publicrelations@vistaprint.com
781-652-6444

VistaPrint Reports 2008 Fourth Fiscal Quarter and Full Fiscal Year Financial Results

•	Fourth quarter results, year over year:

•	Revenue rose 52 percent

•	Net income per fully diluted share rose 91 percent

•	Non-GAAP adjusted net income per fully diluted share rose 60 percent

•	Full fiscal year results, year over year:

•	Revenue rose 57 percent

•	Net income per fully diluted share rose 45 percent

•	Non-GAAP adjusted net income per fully diluted share rose 51 percent

Hamilton, Bermuda, July 31, 2008 — VistaPrint Limited (Nasdaq:VPRT), the small business marketing company, today announced financial results for the fourth fiscal quarter and full fiscal year ended June 30, 2008.

“VistaPrint delivered another outstanding quarter and another outstanding fiscal year,” said Robert Keane, president and chief executive officer. “Continuing the track record we have set every year since our 2005 IPO, we delivered very strong profit and revenue growth while continuing to invest in building a successful and enduring business institution. We believe we remain at the early stages of our growth, and in the coming fiscal year expect continuing strong profit and revenue growth.”

Financial Metrics:

•

Revenue for the fourth quarter of fiscal year 2008 grew to $110.4 million, a 52 percent increase over revenue of $72.5 million reported in the same quarter a year ago. For the full fiscal year, revenue grew to $400.7 million, a 57 percent increase over revenue of $255.9 million in fiscal year 2007.

•

Gross margin (revenue minus the cost of revenue) in the fourth quarter was 60.6 percent, compared to 64.5 percent in the same quarter a year ago. Gross margins were adversely impacted by a number of factors, including unfavorable currency movements, shifts in product mix, and increased shipping costs resulting from fuel surcharges.

•

Operating income in the fourth quarter was $11.3 million, or 10.3 percent of revenue, and reflected a 126 percent increase compared to $5.0 million, or 6.9 percent of revenue, in the same quarter a year ago. For the full fiscal year, operating income was $41.2 million, or 10.3 percent of revenue, a 51 percent increase over operating income of $27.2 million, or 10.6 percent of revenue, in the prior fiscal year.

•

GAAP net income for the fourth quarter was $10.3 million, or 9.4 percent of revenue, representing a 91 percent increase compared to $5.4 million, or 7.4 percent of revenue in the same quarter a year ago. For the full fiscal year, GAAP net income was $39.8 million, or 9.9 percent of revenue, a 47 percent increase over GAAP net income of $27.1 million, or 10.6 percent of revenue, in the prior fiscal year.

•

GAAP net income per fully diluted share for the fourth quarter was $0.22, versus $0.12 in the same quarter a year ago. For the full year, GAAP net income per fully diluted share was $0.87, versus $0.60 in the prior full fiscal year.

•

Non-GAAP adjusted net income for the fourth quarter, which excludes share-based compensation expense, was $15.0 million, or 13.6 percent of revenue, representing a 61 percent increase over $9.3 million, or 12.8 percent of revenue in the same quarter a year ago. For the full fiscal year, non-GAAP adjusted net income, which excludes share-based compensation expense, was $55.1 million, or 13.8 percent of revenue, a 53 percent increase over non-GAAP adjusted net income of $35.9 million, or 14.0 percent of revenue, in the prior fiscal year.

•

Non-GAAP adjusted net income per fully diluted share for the fourth quarter, which excludes share-based compensation expense, was $0.32, versus $0.20 in the same quarter a year ago. For the 2008 full fiscal year, non-GAAP adjusted net income per fully diluted share, excluding share-based compensation expense, was $1.18, versus $0.78 in the prior full fiscal year.

•	Capital expenditures in the fourth quarter were $13.9 million or 13 percent of revenue. During the full fiscal year capital expenditures were $63 million or 16 percent of revenue.

•

During the fourth quarter, the Company generated $18.7 million in cash from operations. During the full fiscal year, the Company generated $87.7 million in cash from operations and $18.0 million in free cash flow.

•	The Company had $129.7 million in cash, cash equivalents and marketable securities as of June 30, 2008.

Operating Highlights:

•

VistaPrint acquired approximately 1.2 million new customers in the fourth fiscal quarter ending June 30, 2008. For the full 2008 fiscal year, the number of new customer acquisitions totaled approximately 4.5 million.

•	Repeat customers generated approximately 65 percent of total quarterly bookings in the fourth quarter, compared with 63 percent in the same quarter a year ago.

•

Average daily order volume in the fourth quarter of fiscal 2008 exceeded 33,000, reflecting approximately a 50 percent increase over an average of approximately 22,000 orders per day in the same quarter a year ago.

•	Advertising spending in the fourth quarter was $19.6 million, or 17.7 percent of revenue compared to $14.7 million, or 20.2 percent of revenue in the same quarter a year ago.

•	Non-US markets contributed 39 percent of total revenue in the fourth quarter, up from 32 percent in the same quarter a year ago.

•	Average order value in the fourth quarter including revenue from shipping and processing was $34.00, a 5 percent increase when compared to $32.33 in the same quarter a year ago.

•	Web site sessions in the fourth quarter were 47.8 million, a 37 percent increase over 34.9 million in the same quarter a year ago.

•	Conversion rates were 6.4 percent in the fourth quarter of fiscal 2008, compared to 5.9 percent in the same quarter a year ago.

•	VistaPrint introduced custom websites for small businesses and broadened its signage offering with window decals and car door magnets.

•	VistaPrint was awarded three new U. S. patents.

“Our financial results highlight a number of positive dynamics: in the fourth quarter, we grew rapidly while expanding operating margins, and for the full fiscal year, we saw reduced capital intensity, and increased free cash flow,” noted chief financial officer Harpreet Grewal. “This year we set and announced a number of demanding financial and operational goals. We’ve executed consistently and continued to meet, and at times exceed, our aggressive targets.”

Financial Guidance as of July 31, 2008:

Based on current and anticipated levels of demand, the Company expects the following financial results:

Revenue

•	For the first quarter of fiscal year 2009, ending September 30, 2008, the Company expects revenue to be $112 million to $116 million.

•	For the full fiscal year ending June 30, 2009, the Company expects revenue to be $540 million to $570 million.

GAAP Fully-Diluted Earnings Per Share

•	For the first quarter of fiscal year 2009, ending September 30, 2008, the Company expects GAAP fully-diluted earnings per share to be $0.15 to $0.18.

•	For the full fiscal year ending June 30, 2009, the Company expects GAAP fully-diluted earnings per share to be $1.10 to $1.20, which assumes 46.5 million weighted average shares outstanding.

Non-GAAP Adjusted Net Income Per Fully-Diluted Share

The Company is providing the following assumptions to facilitate comparisons with non-GAAP adjusted net income per fully diluted share. For the quarter ending September 30, 2008: non-GAAP fully diluted weighted average share count of approximately 47.0 million shares, share-based compensation expense of approximately $5.2 million. For the full fiscal year ending June 30, 2009: non-GAAP fully diluted weighted average share count of approximately 47.5 million shares, share-based compensation expense of approximately $20 million.

Based on the above assumptions and the Company’s guidance above regarding GAAP expectations, non-GAAP adjusted net income per fully diluted share would be as follows:

•	For the first quarter of fiscal year 2009, ending September 30, 2008, non-GAAP adjusted net income per fully diluted share range of approximately $0.25 to $0.28.

•	For the full fiscal year 2009, ending June 30, 2009, non-GAAP adjusted net income per fully diluted share range of approximately $1.50 to $1.60.

Capital Expenditures

•

For the first quarter of fiscal year 2009, ending September 30, 2008, the Company expects to make capital expenditures of approximately 18 to 22 percent of anticipated fiscal year 2009 first quarter revenue.

•	For the full fiscal year ending June 30, 2009, the Company expects to make capital expenditures of approximately 14 to 17 percent of anticipated fiscal year 2009 revenue.

Planned capital investments include two major facility expansions: the larger being an expansion of the Company’s Montego Bay, Jamaica, service center operations which is expected to be completed in approximately eighteen months, and continued work on the expansion of the Company’s Windsor, Ontario manufacturing facilities, which is expected to be completed in the third quarter of fiscal year 2009.

The foregoing guidance supersedes any guidance previously issued by the Company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on July 31, 2008, VistaPrint will post, on the investor relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:00 p.m. (EDT) there will be a Web cast of a live Q&A session with VistaPrint management. Links to this Q&A session will also be posted on the investor relations section of the Company’s Web site. A replay of the Q&A session will be available on the Company’s Web site following the call on July 31, 2008.

About non-GAAP financial measures

To supplement VistaPrint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, VistaPrint has used the following measures defined as non-GAAP financial measures by the SEC: non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share. The item excluded from the non-GAAP measurements is share-based compensation expense. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Share-based compensation expense

VistaPrint adopted SFAS 123(R), Share-Based Payments, on July 1, 2005 and began expensing the fair value of share option grants issued to employees and directors. Prior to that date, the Company had accounted for share option grants under the provisions of APB No. 25, Accounting for Stock Issued to Employees, and therefore had not recorded any compensation expense related to such grants. Management has excluded share-based compensation expense from the non-GAAP measurements for fiscal years 2006, 2007 and 2008.

VistaPrint’s management believes that these non-GAAP financial measures provided meaningful supplemental information regarding our performance by excluding certain expenses that may not have been indicative of our core business operating results. VistaPrint believes that both management and investors have historically benefited from referring to these non-GAAP financial measures in assessing VistaPrint’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to VistaPrint’s historical performance and our competitors’ operating results. Management believes that these benefits were particularly important during the period following adoption of SFAS 123(R), as prospective equity grants resulted in incremental share-based compensation expenses not previously reported by VistaPrint prior to adoption of SFAS 123(R), which management believes were not indicative of core business operating results.

VistaPrint previously announced the Company’s intention to eliminate the use of non-GAAP financial measures in its financial reporting and guidance beginning with the first quarter of the fiscal year ending June 30, 2009, other than to facilitate non-GAAP comparisons during a transition period, because management believes that the reporting of non-GAAP measures would by that time no longer provide meaningful supplemental information to investors regarding the Company’s performance. However, based on subsequent investor feedback, management has concluded that many investors believe they would continue to benefit from referring to these non-GAAP financial measures in assessing VistaPrint’s performance and when forecasting and analyzing future periods. Therefore, the Company intends to continue to use non-GAAP financial measures in its financial reporting and guidance in fiscal year 2009 and will reevaluate for future periods. Until VistaPrint ceases to include non-GAAP financial measures in its reporting, it expects to compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the Company’s financial performance, management does (and investors should) rely upon GAAP statements of operations.

About VistaPrint

VistaPrint Limited (Nasdaq:VPRT) is the small business marketing company having served over 15 million customers world-wide. VistaPrint offers small businesses the ability to market their business with a broad range of brand identity and promotional products, marketing services and electronic marketing solutions. A global company, VistaPrint employs more than 1,400 people and operates 19 localized websites serving over 120 countries around the world. A broad range of marketing products and services are available online at www.vistaprint.com. VistaPrint’s products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business including the financial guidance set forth under the heading “Financial Guidance as of July 31, 2008,” our operating performance, our margins, our market position, our reinvestment program, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VistaPrint Limited

Consolidated Balance Sheets

	June 30, 2008	June 30, 2007
	(Unaudited)
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$103,145	$69,464
Marketable securities	26,598	38,578
Accounts receivable, net of allowances of $213 and $148 at June 30, 2008 and June 30, 2007, respectively	6,105	4,647
Inventory	2,548	1,144
Prepaid expenses and other current assets	5,678	4,962

Total current assets	144,074	118,795
Property, plant and equipment, net	154,520	106,192
Software and web site development costs, net	5,380	3,841
Deposits, patents, image licenses and other noncurrent assets	9,322	6,025

Total assets	$313,296	$234,853

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,486	$9,445
Accrued expenses	36,532	22,403
Deferred revenue	1,893	746
Current portion of long-term debt	3,304	3,202

Total current liabilities	50,215	35,796
Deferred tax liability - non-current	—	1,225
Accrued compensation costs	1,069	—
Long-term debt	19,507	21,772
Shareholders’ equity:
Common shares, par value $0.001 per share, 500,000,000 shares authorized; 44,276,016 and 43,472,317 shares issued and outstanding at June 30, 2008 and June 30, 2007, respectively	44	43
Additional paid-in capital	191,271	170,029
Retained earnings	43,098	4,066
Accumulated other comprehensive income	8,092	1,922

Total shareholders’ equity	242,505	176,060

Total liabilities and shareholders’ equity	$313,296	$234,853

VistaPrint Limited

Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands, except share and per share data)
Revenue	$110,408	$72,549	$400,657	$255,933

Cost of revenue (1)	43,514	25,744	154,122	89,971
Technology and development expense (1)	13,206	8,071	44,828	27,176
Marketing and selling expense (1)	33,805	26,454	127,975	87,887
General and administrative expense (1)	8,545	7,255	32,572	23,694

Income from operations	11,338	5,025	41,160	27,205
Interest income	782	1,186	4,160	4,691
Other income (expense), net	(339)	(48)	427	(45)
Interest expense	395	437	1,655	1,828

Income before income taxes	11,386	5,726	44,092	30,023
Income tax provision	1,057	329	4,261	2,880

Net income	$10,329	$5,397	$39,831	$27,143

Basic net income per share	$0.23	$0.12	$0.91	$0.64

Diluted net income per share	$0.22	$0.12	$0.87	$0.60

Weighted average common shares outstanding - basic	44,207,288	43,285,950	43,913,119	42,445,991

Weighted average common shares outstanding - diluted	45,950,019	45,812,683	46,016,364	45,364,257

(1) Share-based compensation is allocated as follows:

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands)
Cost of revenue	$161	$122	$755	$427
Technology and development expense	1,245	684	4,108	2,184
Marketing and selling expense	1,037	2,045	3,722	3,176
General and administrative expense	2,051	1,032	6,162	2,978

	$4,494	$3,883	$14,747	$8,765

VistaPrint Limited

Reconciliations of Non-GAAP Financial Measures

	Three Months Ended June 30,			Year Ended June 30,
	2008		2007	2008		2007
	(Unaudited)
	(in thousands, except per share data)
Non-GAAP adjusted net income reconciliation:
Net income	$10,329		$5,397	$39,831		$27,143
Add back:
Share-based compensation expense, inclusive of income tax effects	4,648	(a)	3,883	15,275	(b)	8,765

Non-GAAP adjusted net income	$14,977		$9,280	$55,106		$35,908

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.22		$0.12	$0.87		$0.60
Add back:
Share-based compensation expense, inclusive of income tax effects	0.10		0.08	0.31		0.18

Non-GAAP adjusted net income per diluted share	$0.32		$0.20	$1.18		$0.78

(a)	Includes share-based compensation charges of $4,494 and the income tax effects related to those charges of $154
(b)	Includes share-based compensation charges of $14,747 and the income tax effects related to those charges of $528

VistaPrint Limited

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2008	2007
	(Unaudited)
	(in thousands)
Operating activities
Net income	$39,831	$27,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,193	14,874
Loss on disposal of equipment	71	474
Impairment loss on equipment	62	876
Share-based compensation expense	14,747	8,765
Deferred taxes	(2,029)	1,290
Tax benefits derived from share-based compensation awards	(1,301)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,257)	(3,124)
Inventory	(1,309)	298
Prepaid expenses and other assets	(2,173)	(3,177)
Accounts payable	2,439	(240)
Accrued expenses and other current liabilities	13,457	7,061

Net cash provided by operating activities	87,731	54,240

Investing activities
Purchases of property, plant and equipment, net	(62,740)	(62,845)
Proceeds from sale of equipment	—	256
Purchases of marketable securities	(49,487)	(52,399)
Sales of marketable securities	61,117	57,000
Purchase of intangible assets	(1,250)	—
Capitalization of software and website development costs	(5,696)	(4,189)

Net cash used in investing activities	(58,056)	(62,177)

Financing activities
Proceeds from long-term debt	—	1,630
Repayment of long-term debt	(3,251)	(2,620)
Payment of witholding taxes in connection with settlement of RSUs	(3,391)	—
Tax benefits derived from share-based compensation awards	1,301	—
Proceeds from issuance of common shares	8,321	13,706

Net cash provided by financing activities	2,980	12,716

Effect of exchange rate changes on cash	1,026	32

Net increase in cash and cash equivalents	33,681	4,811

Cash and cash equivalents at beginning of period	69,464	64,653

Cash and cash equivalents at end of period	$103,145	$69,464

Free Cash Flow Reconciliation:
Net cash provided by operating activities	$87,731	$54,240
Purchases of property, plant and equipment, net	(62,740)	(62,845)
Purchase of intangible assets	(1,250)	—
Capitalization of software and website development costs	(5,696)	(4,189)

Total free cash flow	$18,045	$(12,794)